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                                                                    Exhibit 99.1


PENTON ANNOUNCES RESTRUCTURING TO POSITION COMPANY FOR GROWTH AND IMPROVED
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PERFORMANCE
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CLEVELAND, OH - June 24 2004 - Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, announced today an aggressive reorganization of its corporate leadership structure, reflecting the new chief executive officer's vision to position the Company for growth and improved performance.

"All of the changes are aimed at accelerating product and service development, driving revenue growth and flattening the company's organizational structure for improved operating and cost efficiency," said David Nussbaum, who was named Penton's CEO this week. "We intend to move quickly and aggressively to position Penton for future growth and financial strength."

Daniel J. Ramella, president and chief operating officer and president of the Industry & Retail Media Division, will leave the Company, effective June 30. Ramella has spent 27 years at Penton, and has been president and chief operating officer since 1990. He has also managed the Industry & Retail Media division since September 2003.

William C. Donohue, who had managed the Retail Media franchise, also will leave the Company. Donohue has held various senior management roles at Penton since 1998 when the company he co-founded, Donohue-Meehan Publishing Company, merged with Penton. He has worked in the business media industry since 1973.

Nussbaum will take on senior operating responsibility for the Industry Media franchises in the division, which serve the aviation and logistics, construction, design engineering, manufacturing, and government markets.

Darrell Denny, who currently oversees the Company's IT Media Group and New Hope Natural Media, which serves the natural and organics products marketplace, will have additional operating responsibility for the Retail Media franchises now embedded in the Industry & Retail Media Division. Retail Media produces media serving the foodservice, hospitality and convenience store markets.

Denny has 14 years of experience within the retail media field. Before joining Penton, he was a senior executive with Miller Freeman Inc., where he oversaw a B2B media operation serving the sports, merchandise, gift, jewelry, and sewn products/decorative apparel markets. In his expanded role, he will focus on development of media products and marketing services that leverage market synergy between Penton's natural products and foodservice and retail media.

Eric Shanfelt, director of eMedia strategy for Penton's IT Media Group and New Hope Natural Media businesses, will take on the newly created corporate position of vice president


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of eMedia Strategy as Penton moves to expand its emedia portfolio. Shanfelt has been a major contributor to the launch and growth of Penton's electronics OEM emedia product set and the Windows emedia business, and has helped Penton's New Hope Natural Media unit launch a new emedia practice. Penton's emedia revenues have grown at a double-digit rate, and the Company aims to accelerate this growth and spur idea sharing and networking throughout the organization.

"With these changes, we're aligning Penton to take full advantage of new revenue projects, ideas and synergy among our various media units," said Nussbaum. "We will no longer operate in a divisional structure, but instead, will flatten our management structure and organize the Company in a way that enables better cross-cooperation, greater sharing of business ideas, and enhanced development of innovative products and services to benefit our customers and the markets we serve."

Penton also announced that it has taken steps to fully outsource its list/database sales in order to maximize revenue from its list and database assets and better enable the Company to focus on its media products, new launches and other core competencies. As a result of this change, Penton has discontinued its internal list sales department in Cleveland, resulting in a reduction of six staff positions.

In addition to the operating changes, the Company announced plans to divide the functional role responsibilities of Chief Financial Officer and Corporate Secretary Preston L. Vice. Penton will undertake a search for a new CFO, and Vice will remain in the position until a successor is named. Following the appointment of a new CFO, Vice will continue as corporate secretary and will focus on the senior-level administrative and legal aspects of his role.

The Company also announced that James Ogle has been promoted from a divisional role as finance director to corporate director of Finance. Ogle, 32, joined Penton in 2001. In addition, Colleen Zelina, who is 41 and joined Penton in 1999, has been promoted from a divisional human resources vice president role to the corporate role of vice president of Human Resources and Organizational Development. Zelina replaces Katherine P. Torgerson, senior vice president of Human Resources and Executive Administration, who plans to leave the Company June 30.

The Company plans to take a charge in the second quarter relating to the noted reorganization.

ABOUT PENTON MEDIA
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Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.


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FORWARD-LOOKING STATEMENTS
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This press release includes statements that may be deemed as forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: the transition of executive management of the Company; fluctuations in advertising revenue with general economic cycles; the performance of Penton's natural products industry trade shows; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage costs; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. Penton does not undertake any obligation to publicly update or revise any forward-looking statements that arise after the date of this release, whether as a result of new information, future events or otherwise. Please refer to Penton's most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of risks and other factors that could cause actual results to differ materially from those contained in this press release.


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